Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-1 (333-165728), S-1/A (333-163384) and S-8 (333-141262 and 333-164394) of our audit reports dated June 8, 2010, with respect to the consolidated financial statements of U.S. Geothermal Inc. and the effectiveness of internal control over financial reporting of U.S. Geothermal Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2010.

/s/ BehlerMick PS
BehlerMick PS
Spokane, Washington
June 8, 2010